May 5, 2004


Kenneth A. Czaja
1141 Lund Ranch Road
Pleasanton, CA 94566
CA 94566
email:  kenczaja@comcast.net


Dear Ken,

It is my pleasure to send you this letter as a formal offer of employment with BriteSmile, Inc. (the "Company") for the position of Executive Vice President and Chief Financial Officer. The following are the specifics of the offer.

Position                   Executive Vice President - Chief Financial Officer

Location                   BriteSmile's Corporate Office, Walnut Creek, CA

Reporting                  President, BriteSmile, Inc.

Start Date                 May 24, 2004



Your direct reports will include the Financial Controller and the entire corporate financial staff. You will attend all scheduled Office of the CEO meetings and Board meetings and be responsible for financial reporting, governance, planning and analysis.

Responsibilities

o Ensure from a financial perspective the Company's capacity to successfully operate its on-going and future business model in accordance with the strategic plan.

o Provide accurate and timely reports, budgets and forecasts and other financial data, as well as the analysis of financial results, reports, budgets and forecasts to line management.

o Provide accurate financial reports and forecasts of the Company's direct costs and allocated costs by operating unit.

o Ensure the appropriateness and maintenance of financial control policies and procedures.


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o    Establish  global  accounting  systems,  procedures  and governance so that accounting records provide accurate and timely information in accordance with Generally Accepted Accounting Principles and in compliance with
     federal,   state  and  international  tax  and  legal  jurisdictions,   SEC
     regulations (including Sarbanes-Oxley), and NASDAQ listing requirements.

o    Provide  the  financial  format  and  leadership  for  business   planning,
     including the selection of financial measurements or drivers to be used to evaluate Company performance.

o    Develop a financial staff that meets the needs of the organization.

o Develop an annual budgeting procedure including update procedures on at least a half yearly basis.

o Develop commercial banking relationships and, in conjunction with the President, investor and investment community relationships to meet the company's future capital needs and equity market strategy.

o Perform any additional duties and assignments, as deemed necessary by the President, CEO, or Board of Directors.



Compensation

1.       Base Salary

     o $200,000 per year paid in 26 equal installments per BriteSmile's payroll schedule.

2.       Stock Options

     o 75,000 option shares at the fair market value upon the date of Board approval of such grant (next Board meeting is scheduled for June 23, 2004, but in any event, Board approval will occur no later than June 30, 2004).

     o    Vesting Schedule

         -      15,000 options vest upon date of Board approval of the grant

         -      15,000 options vest on 6/1/05


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         -      15,000 options vest on 6/1/06

         -      15,000 options vest on 6/1/07

         -      15,000 options vest on 6/1/08

        - Options expire 90-days after resignation or termination not for cause or on June 23, 2014 should you be with BriteSmile at that time. These terms and other terms are described in BriteSmile's Amended and Restated Employee/Consultant Stock Option Agreement.

3.       Bonus

     o You will be eligible for the Management Incentive Plan when this plan has been approved by the Board of Directors (currently under review by OCEO prior to submission to the Board). Incentives will be distributed on the first payday after 45 days from the end of a quarter.

     o Under this plan, your cash bonus, which will be awarded at the discretion of the CEO and the President, will have an annual target amount of 40% of base salary for each bonus period of fully paid salary.

     o As an incentive to join the company, your target amount of 40% will apply to 2004 on a pro rata basis as if your salary commenced on April 1, 2004 (equal to a target amount for 2004 of $60,000).

     o As an additional incentive to join the company, assuming that the company reports a positive EBITDA (as defined by the company) in its audited 2004 10K, you will be guaranteed a bonus of at least $15,000 assuming full employment from May 24 to December 31, 2004.



Change of Control

In the event of a change of control transaction, the ability to exercise any unvested options is determined by the Plan Committee. In such an event, you will be eligible to receive at least 9 months of base salary (payable monthly) as severance pay if your employment terminates as a result of the change in control.


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Termination without Cause

If your employment is terminated without cause, you will be entitled to at least 3 months of base salary as severance pay, payable monthly. You will not be eligible for this severance consideration if you are terminated with cause. For purposes of this agreement, "with cause" shall mean termination as a result of or caused by theft or embezzlement from the company, the unauthorized disclosure of confidential information of the company, willful misconduct or dishonesty or conviction of or failure to contest prosecution for a felony or a crime of moral turpitude, stealing trade secrets or intellectual property owned by the company, or any act in material competition with the company.

Confidentiality/Sole Endeavor

BriteSmile shall be your sole full-time employment. Any patents, licenses or business ideas related to BriteSmile's business generated during the term of your employment will be owned by BriteSmile. You agree to keep confidential all company documents, technology, business ideas and all other company proprietary information.


Indemnification

BriteSmile shall indemnify you for any claims and actions that might be brought against you as an officer of the company to the fullest extent permitted in the Company's byelaws and D&O policy.



Summary

Enclosed is the employee benefit package. You will be eligible for the corporate health and benefit plan, including medical, dental and vision insurance. Your employment will be "at will", as defined by the laws of the State of California.

Although we do not anticipate any disputes between you and BriteSmile, we handle any controversy arising out of your employment or the termination of your employment through the Company's Dispute Resolution Policy. The Company's Dispute Resolution Policy is comprised of a mediation process, and arbitration when necessary.


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We sincerely look forward to you joining BriteSmile and anticipate that you will make a significant contribution to the future success of the Company. Please sign below as your acceptance of this offer of employment.



/s/ Kenneth A. Czaja

Kenneth A Czaja                             Date


Sincerely,

/s/ Julian Fenely

Julian Feneley
President, BriteSmile Inc.

cc:  Bruce Fleming
     Chris Butler, Spencer Stuart